Exhibit 10.8.1

FEDERAL HOME LOAN BANK OF CHICAGO

PRESIDENT’S INCENTIVE COMPENSATION PLAN

I.	PLAN OBJECTIVES

The purpose of the Federal Home Loan Bank of Chicago’s (“Bank”) President’s Incentive Compensation Plan (“Plan”) is to:

•	Promote the achievement of the Bank’s profitability and business goals which directly support the Bank’s business plan.

•	Link compensation to specific performance measures; and,

•	Provide a competitive compensation program.

II.	PLAN YEAR ACTIONS

A.	The Board of Directors shall each Plan Year establish Criteria and Performance Targets consistent with the Bank’s Business Plan approved by the Board of Directors.

B.	Each Plan Year’s Criteria, Performance Targets, Target Values and Definitions of Plan Criteria will be established in January by the Personnel & Compensation Committee, with the approval of the Board of Directors on a schedule in the general form of Exhibit B.

C.	The President’s performance will be appraised by the Personnel and Compensation Committee in January following the Plan Year and any award pursuant to this Plan shall be paid in cash to the President.

D.	The President’s Incentive Award payout levels are identified in Exhibit A.

III.	AWARD CALCULATIONS

A.	An Award for a Plan Year is calculated by:

(1)	Calculating the actual Plan Year Performance as a Percent of Target for each of the Criteria separately;

(2)	Multiplying the Target Value by the Performance as a Percent of Target for each of the Criteria;

(3)	Totaling the products of (2), above, which constitutes the Total Award Percentage (Weighted Average);

(4)	Identifying the Total Award Percentage that correlates to the Payout Level on Exhibit A;

(5)	Multiplying the Payout Level by the Plan Year base salary to determine the dollar amount of the award.

The maximum and minimum incentive award payments are established in Exhibit A. The incentive award payment shall be calculated in accordance with the Incentive Compensation Payout and Award Scale in Exhibit A.

IV.	MISCELLANEOUS

Base pay may be adjusted annually by merit increases, but is not affected by any incentive award.

The Bank shall, during each plan year, give the Personnel & Compensation Committee a mid-year status report on progress toward performance targets established hereunder.

The Plan shall be maintained in accordance with and is subject to Federal Housing Finance Board regulations and policies.

V.	OTHER TERMS AND CONDITIONS

A.	Discretionary Authority.

The Bank, with the approval of the Personnel & Compensation Committee, may make adjustments in the criteria established herein for any award period whether before or after the end of the award period and, to the extent it deems appropriate in its sole discretion which shall be conclusive and binding upon all parties concerned, make awards or adjust awards to compensate for or reflect any significant changes which may have occurred during the award period which alter the basis upon which such performance targets were determined or otherwise. The Bank, with the approval of the Board of Directors, may, in its discretion, make additional awards in such amounts as it deems appropriate to the President in consideration of extraordinary performance by the Bank.

B.	Other Conditions.

(1)	No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan. Except as otherwise required by law, awards under the Plan may not be assigned.

(2)	Neither the Plan nor any action taken hereunder shall be construed as giving the President the right to be retained in the employ of the Bank.

(3)	The Bank shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

(4)	No award shall be paid to the President for the current plan year if the President’s employment ceases prior to the end of the Plan year, whether by resignation, termination or otherwise.

(5)	Any award hereunder may be reduced pro rata in the event that an award recipient (i) commences employment with the Bank during the calendar year or (ii) is absent from the Bank (other than regular vacation) during the calendar year whether through approved leave or otherwise, including but not limited to: short or long term disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave.

C.	Plan Administration

(1)

The Bank shall have full power to administer and interpret the Plan and to establish rules for its administration. The levels of financial and individual performance referred to in Sections II & III achieved for each award period shall be conclusively determined by the

Bank. The determination of financial performance achieved for any award period may, but need not, be adjusted to reflect extraordinary financial items and adjustments or restatements of the financial statements, in the discretion of the Bank. Any such determination shall not be affected by subsequent adjustments or restatements. Any determinations or actions required or permitted to be made by the Bank may be made by the Personnel & Compensation Committee. The Personnel & Compensation Committee in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Bank and of counsel, public accountants and other professional or expert persons.

(2)	The Plan shall be governed by applicable Federal law.

(3)	This Plan supersedes any prior Incentive Compensation Plan for the President for the plan year commencing on January 1, 1998.

D.	Modification or Termination of Plan.

The Bank may modify or terminate the Plan at any time to be effective at such date as the Bank may determine. A modification may affect present and future awards and eligible employees.

E.	Effective Date.

The Plan shall be effective January 1, 1998.

Approved by the Board of Directors on January 20, 1998 and revised on January 21, 2003.

/s/ Peter E. Gutzmer
Corporate Secretary